Exhibit 10.4

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, by and between Web Partners, Inc. ("WPI") and Wyly Wade ("Employee") is entered into this 6th day of March 2000. It is the intent of this interim agreement (the "Agreement"), that the parties hereto, intending to be bound, shall execute whatever additional documents, including, but not limited to a standard WPI Employment Agreement which shall embody all of the elements contained in the Agreement Further, this agreement shall be part of the consideration for Employee entering into the Share Exchange Agreement ("SEA") with ANYOX RESOURCES, INC., under which a change in control of WPI is anticipated, to occur.

1. TERM. The Term of this Agreement shall be for 4 years, commencing on May 6, 2000 and terminating on March 6, 2000. However, subject to the completion of the SEA, which could not be completed without the affirmative vote as a control block shareholder by Employee and the assignment of certain future potential patent rights outlined under paragraph 4 here below which are deemed critical to WPI's business plan and as additional consideration of Employee's covenant not to compete with the Company, WPI does agree to provide the compensation and benefits outlined under paragraphs 5 through 14 here below, notwithstanding the Employee's continuing employment with the Company.

2. DUTIES & RESPONSIBILITIES. Employee is being retained for the purpose of Growing and Building WPI. Employee shall perform it to the best of his ability during the Term.

3. CONFIDENTIALITY, NON-COMPETE. Employee shall during the Term, refrain from disclosing Confidential information of WPI to third parties; except in the performance of Employees duties and responsibilities and where deemed reasonably in the best interests of WPI. Employees shall not compete directly with, nor interfere with the business of WPI during the Term.

4. ENLARGEMENT OF PATENT RIGHT ASSIGNMENT(S). Employee shall, for valuable consideration contained herein, extend the period of patent rights assignments for any derivative intellectual property relating directly to CyberSpot, Delivery Verification Technology and/or Instant On User Interface during the Term.

5. BASE SALARY. Employee shall be entitled to a base salary of $180,000 during the Term commencing in year one of the Agreement. Said base salary shall be increased by 6% per year during the Term or by the CPI index whichever shall be greater.

6. SBO BONUS. Employee shall be entitled to receive up to a 20% SBO bonus quarterly for the achievement of certain minimum performance objectives related to Employees duties and responsibilities as outlined under paragraph 2 above.

7. EMPLOYEE STOCK OPTIONS. Employee shall receive _____ stock options ("Warrants") to purchase ANYX common stock, or whatever stock symbol shall later be adopted by the parent company, ANYOX Resources, Inc. Said options shall be exercisable at $0.01 (One Cent) within five years from date of issue and shall be deemed to be vested under the following schedule.

                                                                    Exhibit 10.4

     a.     Immediate  Vesting:                    150,000
     b.     Vesting Pro-Rata over 12 months        150,000
            Total  Warrants                        300,000

8. ADDITIONAL STOCK OPTIONS. Pursuant to the Share Exchange Agreement ("SEA"), pursuant to which, this Employment Agreement is being entered into by the parties, additional Warrants may become available to WPI Employees. Employee shall be entitled to receive, not less than the number of Warrants which will maintain Employees current dilution position relative to Employees ownership position at the date of the execution of the SEA, as shown in Exhibit A attached hereto, of the total issued and outstanding shares and/or options. This anti-dilution provision shall not contemplate additional shares or options to Employee in the event that additional securities are offered publicly or privately for the purpose of raising additional capital or as an incentive to a strategic third party entity entering into a transaction with the Company. This covenant is not withstanding Employees continuing employment with WPI, or his ability to perform the duties and responsibilities outlined herein.

a. Subject only to WPI achieving a fist year goal, outlined under the SEA, of $2,000,000 (Two Million Dollars) in revenue and WPI receiving an additional 5,500,000 (Five Million Five Hundred Thousand) Warrants, exercisable at $6.00 per share as anticipated in the SEA, Five Employee shall immediately be granted 333,667 of said options.

b. b. Subject only to WPI achieving a second year goal, outlined under the SEA, of $5,000,000 (Five Million Dollars) in revenue and WPI receiving an additional 7,000,000 (Seven Million) Warrants, exercisable at $6.00 per share as anticipated in the SEA, then Employee shall immediately be granted 1,112,222 of said options.

OTHER  BENEFITS

9. COMPANY CAR. WPI shall provide for Employee, during the Term, a high-line company car of Employee's choice for Employee's sole use with a monthly payment of up to $1,200 per month. Should employee desire a company car, which exceeds this monthly payment amount, Employee may elect same and contribute the additional amount monthly as a payroll deduction. WPI shall be responsible for all insurance and major service and maintenance on said company car.

10. HEALTH INSURANCE. WPI shall provide for Employee, during the Term, health insurance for Employee, Employee's immediately family or life partner and life partner's offspring. A life partner shall be defined herein as any adult and offspring thereof residing with Employee, exempting the first 90 days of such relationship. Or the salary will be changed to equal the cost of said health insurance.

11. VACATIONS. WPI shall provide for Employee, during the Term, paid vacations equal to those adopted as policy for senior executives of WPI, but in no circumstances less than four (4) weeks per year. Pay for said vacations shall be at least equal to Employees annual salary pro-rated on a weekly basis.

                                                                    Exhibit 10.4

12. LIFE INSURANCE PREMIUM. WPI shall provide Employee with an annual Life Insurance of at-least $500,000 where the beneficiary is a member of the Employee's family or designated by the Employee.

ARBITRATION:  The parties hereby submit all controversies, claims and matters of
-----------
difference arising out of this Agreement to arbitration in Sarasota, Florida according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable.

ATTORNEY  FEES:  If  any  legal action or any arbitration or other proceeding is
--------------
brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.



         /s/  Wyly  Wade
-----------------------------
Wyly  Wade



        /s/  Santu  Rohatgi
--------------------------------
Santu  Rohatgi




[NOTE:  BOTH  PARTIES  AGREE  (BY  HANDWRITTEN  NOTE)  THAT  THIS AGREEMENT WILL
SUPERCEDE  ALL  OTHER  EMPLOYMENT  AGREEMENTS.]